EXHIBIT 99.1

Aquarius Cannabis Signs Distribution, Branding, and Cultivation Consulting Contract for Native American Cannabis Cultivation and Manufacturing Facilities

Leader in Marijuana Branding To Pursue Native American Branded Cultivation Contracts

SAN JUAN, Puerto Rico., Feb. 24, 2016 /PRNewswire/ -- Aquarius Cannabis (http://www.aquariuscannabis.com/), a U.S.-based branding company in the medical and recreational marijuana industries, today announced that it has signed a binding agreement with Flying Eagle Advisors, a Native American-owned cannabis management consulting and financing company, to be the distribution, branding, and cultivation consulting partner in a series of cannabis cultivation facilities owned by Native American tribes in the U.S.

Aquarius will earn 9.77% of the gross wholesale sales of products grown in the facilities, once sold by an Aquarius-licensed distribution partner. Aquarius will earn 5% of gross revenue earned by the vertically integrated cultivation and manufacturing operation, and will receive between $12.50 - $75 per pound cultivation consulting fees based on the level of success the clients have growing its brands.

“The opportunity to partner with Native American tribes for marijuana cultivation projects is a key strategy for Aquarius Cannabis to achieve its objective of providing safe, quality, consistent marijuana products to patients and consumers nationwide,” Davis Lawyer, CEO of Aquarius Cannabis, stated. “Our company culture is built on values of liberty and abundance for all people, and to partner with sovereign tribes is a meaningful opportunity for us. Flying Eagle Advisors brings a proven team with the knowledge and experience to navigate and manage the complexities of doing business with sovereign tribes.”

Flying Eagle Advisors was created to capitalize on the cannabis industry opportunities available to Native American tribes. The Native-American majority owned consulting firm is lead by Thomas Mathews, Vice Chairman of the Quapaw Tribe of Oklahoma, J.R. Mathews, former Chairman of the Quapaw, and Danny Federhofer, who have over 50 years of combined experience in Native American gaming business. “We’re thrilled to partner with Aquarius Cannabis on our Native American cannabis deals. The Aquarius team brings cultivation expertise, legal expertise, and proven branding success in marijuana products, all of which are crucial to the success of Native American deals,” Mr. Federhofer commented.

In addition to Flying Eagle Advisors, the binding agreement was signed by Grower’s Supply, LLC, a greenhouse design/build firm created by Mr. Bernie Heimos, owner and operator of one of the top 30 largest greenhouse cultivators in the US. Grower’s Supply brings over 63 years experience in greenhouse cultivation and will be responsible for the design, build, staffing, and day-to-day operational management of the facilities.

“The future of sustainable marijuana cultivation is in greenhouse production, and the partnership with Grower’s Supply provides significant experience in scalability and operational efficiency to Aquarius Cannabis’ cultivation clients. Sustainability is an important issue, especially to Native American tribes, and we’re thrilled to work with Mr. Heimos and his team to deliver profits to tribes from the most sustainable horticultural practices,” Mr. Lawyer commented.

Aquarius will be responsible for coordinating legal distribution, consulting on legal structuring and integrating the facilities into the state systems, developing the branding and marketing for all the products cultivated at the facilities, and ensuring that cultivation processes meet the rigorous brand-standards Aquarius has for its branded marijuana. Aquarius will own all the brands of the marijuana grown and distributed from these facilities.

Aquarius Cannabis and Flying Eagle Advisors have allied with the Proof Agency for branding and marketing strategies. The Proof Agency, founded by former Anheuser-Busch marketing executive Mitch Meyers, brings decades of consumer product marketing success for Fortune 100 companies to the cannabis industry. “Mitch Meyers and her team are a powerhouse marketing group untapped by the cannabis industry, and Aquarius is thrilled to work with Proof Agency on branding for these Native American facilities.”

Officially launched in 2014, Aquarius Cannabis seeks to create consistency and long-term consumer loyalty to its branded, pesticide-free marijuana products. The Company launched its first brand, Golden Gateway, in the California medical marijuana market in 2015, which has grown to one of the largest brands of pre-packaged flowers in the state. Just last week, the Securities and Exchange Commission declared Aquarius Cannabis’ S-1 Registration Statement effective, paving the way for public trading of the Company’s stock. The Company’s first flagship cultivation facility in California is expected to harvest in Q2 2016.

For more information about Aquarius Cannabis, please visit www.AquariusCannabis.com (http://www.aquariuscannabis.com/).

About Aquarius Cannabis

Aquarius Cannabis Inc. (www.AquariusCannabis.com) is a U.S.-based branding company in the medical and recreational marijuana industries. The Company is focused on building consumer loyalty to exceptional, consistent, and pesticide-free marijuana products that are marketed and sold under brands owned by Aquarius Cannabis. The Company’s first brand, Golden Gateway, is in distribution in California.

Forward-Looking Statements

All information presented herein with respect to the existing business and the historical operating results of Aquarius Cannabis and estimates and projections as to future operations are based on materials prepared by the management of Aquarius Cannabis and involve significant elements of subjective judgment and analysis which may or may not be correct. While the information provided herein is believed to be accurate and reliable, Aquarius Cannabis makes no representations or warranties, expressed or implied, as to the accuracy or completeness of such information. In furnishing this information, Aquarius Cannabis reserves the right to amend or replace some or all of the information herein at any time and undertakes no obligation to provide the recipient with access to any additional information. Nothing contained herein is or should be relied upon as a promise or representation as to the future.

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